As filed with the Securities and Exchange Commission on November 1, 2017

Registration No. 333-210550

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pacific Continental Corporation

(Exact name of registrant as specified in its charter)

Oregon	93-1269184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 West 7th Avenue Eugene, Oregon	97401-4200
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (514) 686-8685

Hadley S. Robbins

President and Chief Executive Officer of Columbia

Banking System, Inc.

1301 “A” Street

Tacoma, Washington 98402

(253) 305-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (the “Amendment”) relates to the Shelf Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-210550, of Pacific Continental Corporation, an Oregon corporation (the “Company”), filed with the Securities and Exchange Commission on April 1, 2016, as amended by Amendment No. 1 filed on May 2, 2016 and Amendment No. 3 filed on May 12, 2016. The Registration Statement registered the Company’s common stock, no par value per share, preferred stock, no par value per share, warrants, debt securities and units (collectively, the “Securities”) in an aggregate amount of $100,000,000.

On November 1, 2017, pursuant to the Agreement and Plan of Merger, dated as of January 9, 2017, by and between the Company and Columbia Banking System, Inc., a Washington corporation (“Columbia”), the Company merged with and into Columbia (the “Merger”), with Columbia continuing as the surviving corporation and as the successor in interest to the Company following the Merger.

As a result of the Merger, the offering of the Securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities which remain unsold at the termination of the offering, the Company hereby files this Amendment to remove from registration all of the Securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on November 1, 2017.

Columbia Banking System, Inc. (as successor by merger to Pacific Continental Corporation)

By:	/s/ Kumi Y. Baruffi
	Name:	Kumi Y. Baruffi
Title: Executive Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this post-effective amendment to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.